Hightimes Holding Corp.

10990 Wilshire Blvd., Penthouse

Los Angeles, CA 90024

May 17, 2019

Big Publications, LLC

20871 Johnson Street, Suite 102

Hollywood, Florida 33029

Attn: Gustavo Gonzalez, Chief Operating Officer

Email: gustavo@buyersindustryguid.com

Dear Gustavo:

Reference is made to the amended and restated merger agreement, dated as of December 19, 2018 (the “Purchase Agreement”) among BIG Publications, LLC (“BIG”), Gustavo Gonzalez (“Gonzalez”), BIG Merger Sub, LLC (“Mergerco”) and Hightimes Holding Corp. (“HIGHTIMES”).

This letter shall constitute an amendment to the Purchase Agreement.

1. By our execution of this letter agreement we hereby mutually agree to amend Article II of the Purchase Agreement which shall now read as follows:

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Effective Time and consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law, LLP (“CKR”), 1800 Century Park East, 14th floor, Los Angeles, CA 90067, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Hightimes and BIG may agree (the date and time at which the Closing is actually held being the “Closing Date”). The Parties intend that the Closing Date and the Effective Time of the Merger shall occur on or about June 30, 2019 (the date of the anticipated quotation of Hightimes Common Stock on the OTCQX Market), subject to extension of such Closing Date by Hightimes to as late as July 31, 2019 (the “Outside Closing Date”).

2. By our execution of this letter agreement we hereby mutually agree to amend Section 6.6 of Article VI of the Purchase Agreement which shall now read as follows:

6.6 Hightimes Business Summit. The parties agree that with respect to the revenues from the Hightimes Business Summit to be held August 21 to August 23, 2019 in Miami Beach Florida (the “Summit”), that the first $50,000 of revenues shall be allocated and paid solely to Gonzalez. Thereafter, all further revenues from the Summit shall be split equally between Hightimes and Gonzalez.

3. By our execution of this letter agreement we hereby mutually agree to amend Section 6.5 of Article VI of the Purchase Agreement (Financial Statements) by adding the following language at the end of Section 6.5

“In furtherance of the foregoing, Gonzalez shall cause BIG to furnish to Hightimes copies of (i) its unaudited complete financial statements for the two fiscal years ended December 31, 2017 and 2018, (ii) any interim financial statements for the quarter ended March 31, 2019, (iii) all permits and business licenses, (iv) LLC tax returns for each of 2016, 2017 and 2018, and (v) such other information as Hightimes may reasonably request.”

4. By our execution of this letter agreement we hereby mutually agree to amend Section 6.11 of Article VI of the Purchase Agreement (Acceptable Securities Exchange), to read as follows:

“6.11 Acceptable Securities Exchange. A condition to closing of the transactions contemplated by this Agreement shall be the approval of the listing or quotation of shares of Hightimes Common Stock or common stock of its successor-in-interest for trading on any one of the New York Stock Exchange, the Canadian Stock Exchange, the OTCQX Exchange of the OTC Markets or the Nasdaq Capital Market (each, an “Acceptable Securities Exchange”).”

Except as amended by this letter agreement, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect and shall be deemed to be incorporated herein by this reference.

We thank you for your continued support of HIGHTIMES and its subsidiaries and anticipate that the transaction will prove extremely beneficial to you in the near future.

Signature page follows

IN WITNESS WHEREOF, the parties have caused the foregoing letter agreement to be signed individually and by their duly authorized representatives.

HIGH TIMES HOLDING CORP.

By:	/s/ Adam E. Levin	Dated: May 17, 2019
Name:	Adam E. Levin
Title:	Executive Chairman

BIG MERGER SUB, LLC

By:	/s/ Adam E. Levin	Dated: May 17, 2019
Name:	Adam E. Levin
Title:	Executive Chairman

BIG PUBLICATIONS, LLC

By:	/s/ Gustavo Gonzalez	Dated: May 17, 2019
Name:	Gustavo Gonzalez
Title:	Chief Operating Officer

/s/ Gustavo Gonzalez	Dated: May 17, 2019
GUSTAVO GONZALEZ